Exhibit 99.1

Rene A. Eckert C/O Oxygen Biotherapeutics, Inc. ONE Copley Parkway, Suite 490 Morrisville, North Carolina 27560

September 30, 2011

Board of Directors
Oxygen Biotherapeutics, Inc.
ONE Copley Parkway, Suite 490
Morrisville, North Carolina 27560

Members of the Board of Directors:

I hereby resign from my position as a member of the Board of Directors of Oxygen Biotherapeutics, Inc. (the “Company”), effective as of today.

I have made this decision solely as a result of recent feedback I have received from the Company’s stockholders.  Based on this feedback, I believe I have lost the confidence of the Company’s stockholders, particularly with respect to my role as chairman of the Compensation Committee, and can no longer effectively serve them as a director.

I wish to make clear that my resignation is not due to any disagreement with the Company, its Board of Directors or its management, and each continues to have my full support.

Sincerely yours,

/s/ Rene A. Eckert
Rene A. Eckert